OPTION AND MINING LEASE

THIS OPTION AND MINING LEASE entered in this 15th day of March, 2011, between the Cowles Trust as to an undivided 5/8ths interest, Virginia Vierra as to an undivided 1/8th interest, Dorothy Farnandez as to an undivided 1/8th interest, and Edward Comer as to an undivided 1/8th interest (collectively referred to as "Owners"), and Magellan Gold Corporation (hereinafter "Magellan").

RECITALS

A.   Owners are the owner of certain patented lode Mining Claims located within Section 17, 20 and 21, Township 22 N, R 23 East, being the Gypsy, Morningstar extension, Crater, Denver, Whitehill, #2, Whitehill, Morningstar, Gold Queen and Granite Mining Claims.   A schedule of such claims is attached hereto as Exhibit A. (hereinafter Mining Claims).

B. Magellan is desirous of entering into this Option and Mining Lease (hereinafter Agreement) for the option, and possible subsequent lease and purchase, of the above referenced Mining Claims.

NOW, THEREFORE, in consideration of the mutual undertaking of the parties hereto, they do agree as follows:

1. Option. Owners do hereby grant to Magellan the exclusive option to enter upon the Mining Claims, as well as the right to acquire the Mining Claims upon the terms and conditions set forth herein.  The initial term of this option shall be six (6) months, commencing on the day following the formal execution of this agreement.

(a)

The payment to be made by Magellan to Owners shall be Five Thousand ($5,000.00), due upon execution of this Agreement.

(b)

The term of the second option period, which shall extend for an additional six (6) month period after the initial six (6) month option period may be obtained for an additional payment of Ten Thousand ($10,000) dollars. Notice of exercise of the second option period shall be given to owner in accordance with paragraph 19.

2. Upon exercise of the Option and Mining Lease, which shall occur prior to one year from date hereof, in accordance with paragraph 19, payments due Owners from Magellan shall be as follows:

(a)

The sum of Thirty Five Thousand ($35,000.00) upon exercise of Option and Mining Lease, being one year or less from date hereof.

(b)

The sum of Forty Thousand ($40,000.00) for the third year of this Option and Mining Lease.

(c)

The sum Sixty Five Thousand ($65,000.00) for the fourth year of this Option and Mining Lease.

(d)

The sum of One Hundred Twenty Thousand ($120,000.00) for the fifth and subsequent years of this Option and Mining Lease.

3. Duties of Magellan. During the option period, Magellan shall be entitled to inspect the Mining Claims, remove samples and conduct exploration mineral drilling. A reasonable volume of ore may be removed for mineral testing purposes. Mining shall not take place until such time as the option is exercised in accordance with paragraph 2.

4. Duties of Owners During Option. Owner agrees to pay all real property taxes, and maintain the existing liability insurance on fire Mining Claims, if any. If there is no existing liability insurance, owners will not be required to purchase such insurance.

5.  Work Commitment During Option. and Warranties. During the Option periods, each being six (6) months in duration, Magellan shall have a work commitment of at least $25,000 for each six month option period, for a total of at least $50,000. It is expressly understood that Magellan shall utilize that sum of money for mineral exploration and geology work, metallurgy work, and on-site field work, all to be performed on the Mining Claims. Overhead and office expenses shall not be included therein. The Owner hereby warrants that the title to the patented Mining Claims set forth on Exhibit A is free of any and all liens, encumbrances or past-due taxes. Owner further agrees to defend, if necessary, title to such Mining Claims. Cowles hereby grants to the extent it has the legal right to do, access to the Mining Claims to Magellan.

6.  Warranties of Magellan. Magellan represents that it is a corporation, in good standing, and is qualified to transact business in Nevada. Magellan further warrants that it has obtained applicable Board of Director, and shareholder approval to enter into this Agreement.

7.  Delivery of Noninterpreted Data. Promptly upon the parties entering into this Agreement, Owners shall deliver any and all non-interpreted geological data, accounts, and other records pertaining to the Mining Claims set forth on Exhibit A.

8.  Exercise of Option to Lease. Magellan shall, should it choose to exercise the option to Lease, advise, in writing, via facsimile or email, to Robert Cowles prior to termination of the option period (paragraph 1). Such notification shall indicate whether Magellan desires to enter into the Mineral Lease Agreement, as set forth below in paragraph 19.

9.  Minerals Lease Term. The initial term of this lease shall, should Magellan exercise the option to lease, be for ten (10) years commencing on the date that Magellan exercises its option to lease. Magellan shall have the right to extend this Agreement for an additional period of ten (10) years provided it gives sixty (60) days notice thereof in accordance with paragraph 18.

10.  Lease Payment. Lease payments shall be paid, yearly in advance as set forth in paragraph 1. Payments shall be sent to the address set forth in paragraph 19; or, if the parties so agree, electronic transfer may be made.

11.  Productien Royalties. In the event that Magellan places the Mining Properties into production, then gross smelter return .("GSR") payments shall be paid to Owners by Magellan in the amount of four percent (4%).  GSR shall be defined as that sum for any minerals sold, in U.S. dollars, received by Magellan from the smelter, refinery, or ultimate purchaser.

In no event however shall minimum payments be less than that set forth in paragraph 1.

12.   Purchase of Claims. In the event that GSR payments, plus rental payments as set forth in paragraphs 1 and 2 above reach the sum of $5 million, then Owners shall convey, via quit claim deed, the Mining Claims to Magellan. In that event, the lease shall be terminated, no party shall have an obligation to the other, except for Magellan requirement to reclaim the Mining Claims in accordance with the then existing reclamation laws.

13 Permits Compliance with Applicable Law. It is expressly understood that, prior to any surface disturbance of any kind, Magellan shall obtain all applicable federal, state and local permits necessary to carry out its intended ruining.  Operation and Reclamation bonds as required by State and Federal Agencies shall be obtained and maintained by Magellan prior to actual mining period.  Insurance, in the minimum sum of $2,000,000, shall be obtained by Magellan, naming Owners as co-insured.  It is expressly understood that Magellan hereby holds Owners harmless for any acts, or failure to act, or causes of action for any injury or damages caused by Magellan within the Mining Claims.

14.  Removal of Equipment.   At any time during the existence of this option/mineral, lease, Magellan shall have the right to terminate this Agreement,  provided all payments are duly paid, with no deficiency owed. Magellan shall have 6 months from notice of termination to remove any and all equipment, buildings and structures, less any concrete foundations.

15.

Confidentiality. The parties to this agreement shall. hold this agreement in strict confidence, divulging it to no parties whatsoever, except agents and employees who have a need to know. This document shall not be recorded with the Washoe County Recorder's Office, or with any governmental agency. Rather, the parties agree to execute, and file with the Washoe County Recorder, a Memorandum of Agreement.

16.  Right of Inspection. Owner shall have the right, at all reasonable times and places, to inspect the physical operation of Owner, as well as the books and records to verify the payment of NSR.

17.  Insurance-Bonding Requirements. Any and all bonding requirements, required by federal, state or local agencies, shall be paid by Magellan.

18.  Reclamation. A bond of suitable sum shall be in full force and effect, which will recover the cost of reclamation of the Mining Claims after mining has ceased.

19.  Notices. If notices are to be sent, the names and addresses of the parties are as follows:

(a) If to Owner:

Robert Cowles 1553 Foster Dr. Reno, NV 89509

(b)

If to Magellan:

John Power

P.O. Box 114

The Sea Ranch, CA 95497

20. Indemnity. Magellan does hereby agree to indemnify Owners for any and all liability, causes of action, or damages caused by any activities of Magellan, its agents, servants or employees.

21. Default. In the event that either party is in default, or claim default, the party asserting such default shall send written notice, via certified mail, to the other party, in accordance with paragraph 17. Any and all claims for default shall first be negotiated and then submitted to binding arbitration. This does not include default based upon failure to pay rental payments or Gross Smelter Returns. The parties, if the dispute cannot be resolved, submit the matter to arbitration, in accordance with Nevada law. The arbitrator so selected shall be a Nevada resident, with at least ten (10) years experience in the field of hard rock mining.

22.   Binding Effect and Choice of Law. This agreement shall be binding upon the heirs, successors and heirs of the parties hereto. Any and all disputes shall be resolved in accordance with Nevada law.

23.  Right to Co-mingle. It is expressly understood that Magellan shall have, should it put the Mining Claims into production, the right to co-mingle ores from other mining properties. Any and all such co-mingling shall be performed in strict compliance with acceptable mining standards, with assays made on all properties involved in co-mining prior to any co-mingling of ores. The parties shall agree to the process of co-mingling ores, and the calculations thereof prior to start of actual mineral ore processing.

24.

Entire Agreement. This Agreement embodies the entire understanding of the parties, and there are no other agreements whether oral or written, except those set forth herein.

COWLES TRUST

By:  /s/ Virginia Vierra

/s/ Robert Cowles

/s/ Edward Comer

/s/ Dorothy Farnandez

MAGELLAN GOLD CORPORATION

By:  /s/ John Power